Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

Contact: Carol DiRaimo,
         Vice President of Investor Relations
         (913) 967-4109

           Applebee's International Announces Additional $150 Million Stock Repurchase Authorization; Provides Initial 2007 Outlook



OVERLAND PARK, KAN., November 14, 2006--Applebee's International, Inc. (Nasdaq:APPB) today announced that the company's Board of Directors has authorized additional stock repurchases of up to $150 million, and the company provided initial guidance as to its business outlook for fiscal year 2007.

Over the past year, Banc of America Securities, LLC has been advising the company and its Board on a variety of capital structure alternatives, including dividend policy and share repurchases. The additional $150 million repurchase authorization supplements the existing $175 million authorization announced in October 2005. With approximately $101 million still available under the previous authorization, the aggregate authorization now totals approximately $251 million. The Company intends to repurchase shares through a combination of open market purchases and a written trading plan under the provisions of Rule 10b5-1. The timing of the purchases and the exact number of shares to be purchased will depend on market conditions and will be subject to provisions specified in the plan.

As of September 24, 2006, the company had total debt outstanding of $194.3 million, with $44.6 million available under its revolving credit facility. The company's Board of Directors has authorized management to seek additional financing to support share repurchases. As a result, the company is expected to structure and close on a new revolving credit facility in the next 45 days.

Dave Goebel, president and chief executive officer, said, "Based on our confidence in the strength of the company's business model and our commitment to enhancing shareholder value, our Board of Directors has approved a substantial increase in our stock repurchase authorization and has expressed its willingness to take on additional leverage. Although we have not yet seen a substantial improvement in the macro environment for casual dining, we are focused on improving the things that are within our control to make the Applebee's brand more relevant over the long term. We remain committed to having a disciplined approach to capital allocation, including increasing our free cash flow generation through a significant reduction in capital expenditures and new unit growth in 2007."
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BUSINESS OUTLOOK

The company also provided initial guidance as to its business outlook for fiscal year 2007:

-- As previously stated, the company currently expects to open approximately 10 to 15 company restaurants in 2007. Approximately 10 company restaurants are currently expected to open in the first half of the year, with the balance opening in the second half of the year. Between 65 and 80 franchise restaurants are expected to open in 2007. Approximately 20 to 25 franchise restaurants are expected to open in the first half of the year, with the remainder opening in the second half of the year.

-- System-wide comparable sales are expected to increase by 1 to 2 percent for the full year, with results expected to be lower during the first part of the year and improve throughout the year. The company expects to increase menu prices modestly in 2007.

-- Company restaurant margins before pre-opening expense for fiscal year 2007 are expected to be less than fiscal year 2006 results and will be dependent on comparable sales performance at company restaurants. Labor costs are expected to continue to be negatively impacted by hourly wage rate increases (including the impact of recently enacted, as well as potential future, minimum wage increases), incremental hourly training labor to support new food campaigns, and management wage rate increases to remain competitive. Restaurant margins will also be negatively impacted by the lapping of the 53rd week in fiscal 2006.

-- General and administrative expenses, as a percentage of operating revenues, are expected to be approximately 10 percent for the year, including the impact of stock-based compensation. Excluding stock-based compensation, general and administrative expenses, as a percentage of operating revenues, are expected to be in the mid-to-high 8 percent range for the year.

-- The effective income tax rate is expected to be approximately 35.0 percent for the year.

-- Excluding costs related to the construction of the company's new corporate headquarters, capital expenditures are expected to be between $70 and $80 million in 2007. Costs relating to the construction of the headquarters are expected to approximate $30 million in 2007; however, the company expects that proceeds from the sale of its existing headquarters and the potential sale/leaseback of the new facility will largely offset this amount. Such proceeds may not be received until 2008 depending on the timing of these transactions.

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--   Diluted  weighted  average  shares  outstanding  for  fiscal  year 2007 are expected to decrease by 3 to 4 percent as compared to fiscal year 2006. Actual diluted weighted average shares outstanding may vary from this expectation as a result of fluctuations in the company's stock price which could impact the amount of shares repurchased by the company.

-- Based on the foregoing assumptions, diluted earnings per share for fiscal year 2007 are expected to be in the range of $1.15 to $1.20. This compares to the company's previously stated guidance for fiscal year 2006 of $1.10 to $1.13, excluding impairment charges. The impact of the 53rd week in fiscal year 2006 is expected to be approximately $0.05 per diluted share.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of October 22, 2006, there were 1,892 Applebee's restaurants operating system-wide in 49 states and 17 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

Certain statements contained in this release, including fiscal year 2006 and 2007 guidance as set forth in the Business Outlook section, are forward-looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the ability of its franchisees to obtain financing, the continued growth of its franchisees, and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry, and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's Form 10-K for the fiscal year ended December 25, 2005. The company disclaims any obligation to update these forward-looking statements.


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